Exhibit 5.1 and 23.2

August 8, 2012

Innovus Pharmaceutical, Inc.

80 West Sierra Madre Blvd. # 398

Sierra Madre, California

Re:	Innovus Pharmaceuticl, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted a special counsel to Innovus Pharmaceutical, Inc., a Nevada corporation (the "Corporation"), in connection with its registration statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The registration statement relates to the registration of 134,000 shares of the Corporation's common stock, par value of $0.001 per share (the Common Stock") to be offered for resale by the selling security holder identified in the registration statement.

This letter is being furnish at your request and in accordance with Item601(b)(5) of Regulation S-K, promulgated under the Securities Act, for filing as Exhibit 5.1 to the above referenced registration statement.

In connection with the registration statement and, for the purpose of rendering this opinion, I have examined the Corporation's Articles of Incorporation, Bylaws and pertinent minutes and resolutions of the Corporation's Board of Directors. I have also examined such other documents, certificates, instruments and corporate records and such statutes, decisions and questions of law as I have deemed necessary or appropriate for the purpose of this opinion.

I have been furnished with originals or copies of such corporate or other records of the Corporation. In addition, I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinion expressed herein. In my examination of the Corporation's corporate records, I have presumed without independent investigation, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies thereof, the genuineness of all signatures and the veracity, accuracy and completeness of all records made available to me by the Corporation.

As to the question of facts material to this opinion letter, I have relied upon the representations and warranties, certificates or and conversations and correspondences with representatives of the Corporation.

My opinion is expressly limited to those matters set forth herein and I make no opinion, expressed or implied, as to any other matters relating to the Corporation or its securities.

Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock being offered and sold pursuant to the registration statement are duly authorized, legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the registration statement to the reference to my name in the Prospectus constituting a part thereof under the caption "Legal Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required under the Securities Act, including Section 7 thereof, or rules and regulations promulgated thereunder.

The opinion is furnished to you in connection with the filing of the registration statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

s/Wallace T. Boyack
Wallace T. Boyack